Exhibit 10.15

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation and Release Agreement (“Agreement”) is made this 30th day of September, 2014 by and between Henry B. Lowman, Ph.D. (“Executive”) and CytomX Therapeutics, Inc. (“Company”).

WHEREAS, Company and Executive will be separating their employment relationship, and Executive will transition from Chief Scientific Officer, to Consultant Chief Scientific Officer, to a member of Company’s Scientific Advisory Board;

WHEREAS, Company has offered Executive certain separation benefits in exchange for Executive’s commitments set forth in this agreement;

NOW THEREFORE, the parties agree as follows:

1.	Your employment with CytomX Therapeutics, Inc. (“Company”) will terminate effective September 30, 2014 (“Termination Date”). You will be paid all accrued wages including any unused and accrued vacation and benefits through the Termination Date in accordance with applicable law. Your health insurance benefits will terminate on September 30, 2014, unless extended pursuant to paragraph 3 below. You are not required to sign this Separation Agreement and General Release of Claims (“Release Agreement”) to receive accrued wages and benefits.

2.	So long as you execute this Release Agreement and permit it to become effective, following the termination of your employment on September 30, 2014, Company agrees to engage you as the Consultant Chief Scientific Officer (or such other consultant title as Company may deem appropriate in its sole discretion) from the business day after this Release Agreement becomes effective through December 31, 2014, and you hereby accept engagement by Company. During this period, you will obtain direction from Company’s Chief Executive Officer or any other appointed employee of Company on projects as assigned, and be paid $25,008.33 per month to perform these services. In addition, your stock options with Company and your restricted shares of common stock in Company (issued pursuant to your Restricted Stock Repurchase Agreement, signed on December 23, 2010), as outlined in Appendix A to this agreement, shall continue to vest as long as you serve as the Consultant Chief Scientific Officer. Following the termination of your Scientific Advisory Board Consulting Agreement, you shall have 90 days to exercise your options. Your stock options shall otherwise continue to be governed by the terms of the equity plans and award agreements under which they were granted. You agree to execute, and to comply with the terms and conditions of, the Consulting Agreement, which is attached as Exhibit A and incorporated by reference herein as if fully set forth below. If you complete the full term of your engagement as the Consultant Chief Scientific Officer, from the day after this Release Agreement becomes effective through December 31, 2014, you shall be eligible to receive an annual cash bonus, under the terms of your signed Offer of Employment, pro-rated to reflect the term of your employment during the year 2014, from January 1, 2014 through your Termination Date. In addition, Company agrees to appoint you to the Scientific

OFFICE (650) 515-3185 | FAX (650) 351-0353 | 343 Oyster Point Blvd., Suite 100 | South San Francisco, CA 94080 | www.cytomx.com

Advisory Board as of January 5, 2015, and you hereby accept that appointment. You agree to execute, and to comply with the terms and conditions of, the Scientific Advisory Board Consulting Agreement, which is attached as Exhibit B and incorporated by reference herein as if fully set forth below. Company and you agree that section three of your December 23, 2010 Secured Promissory Note is hereby amended as follows

“SECTION 3. PAYMENT OF PRINCIPAL AND INTEREST. Subject to prepayment under Section 5, below, and acceleration under Section 6, below, the principal of and interest on this Note shall be due and payable in full on the earliest of (i) the Seventh Anniversary of the Issue Date, (ii) the sale or disposition of all or any portion of the Pledged Shares, or (iii) the thirtieth day in which the Maker has not provided service to the Holder either as an employee or a consultant.”

Your acceptance and non-revocation of this Release Agreement is a condition precedent to any of the Company’s obligations under this paragraph.

3.	Company is offering you the opportunity to receive separation benefits to which you are not otherwise entitled by executing the general release of claims set forth in this Release Agreement. If you timely sign, date, return this Release Agreement, and allow it to become effective, and so long as you are not in breach of your obligations under this Release Agreement, Company will provide you the following as the sole separation benefits (“Separation Benefits”): If you make a timely election to continue health care coverage for you and, if applicable, your dependents, under the Consolidated Omnibus Budget Reconciliation Act (COBRA), you may submit for reimbursement to Company monthly COBRA premiums you have actually paid for COBRA coverage through December 31, 2014. Thereafter, to the extent provided by the federal COBRA law or state insurance laws, and by Company’s current group health insurance policies, you will be eligible to continue group health insurance benefits at your own expense subject to the limitations imposed by those policies and applicable law. On or after the Termination Date, you will be provided with a separate notice describing the rights and obligations under the applicable state and/or federal insurance laws.

4.	You have twenty-one (21) days from today in which to consider this Release Agreement (the “Review Period”). You may not sign this Release Agreement before your Termination Date. You are advised to consult an attorney regarding this Release Agreement. Once you sign this Release Agreement, return it to Sean McCarthy, 343 Oyster Point Blvd #100, South San Francisco, CA 94080. You may sign this Release Agreement any time after your Termination Date and before the expiration of the Review Period, but should you do so, you waive what is remaining of the Review Period.

5.	You will have an additional seven (7) days after signing the Release Agreement to revoke your acceptance (the “Revocation Period”) by submitting a written statement of revocation to Sean McCarthy, 343 Oyster Point Blvd #100, South San Francisco, CA 94080. If you do not timely revoke your acceptance during the Revocation Period, this Release Agreement will become final and effective. If you submit your signed Release Agreement or revocation by mail, your mailing envelope must be postmarked no later than the submission deadline (unless that day is a Sunday or a holiday, in which event the period is extended to the following day there is mail service). Should you revoke this Release Agreement, then it shall be null and void. This Release Agreement automatically becomes enforceable and effective on the eighth (8th) day after Company has received the Release Agreement signed by you, provided that there has been no timely revocation.

6.	In order to receive the Separation Benefits provided pursuant to paragraph 3, you must have previously returned all of Company’s property in your possession, except that you may use Company’s laptop computer following the Termination Date until such time as Company requests that you return the laptop computer, or the end of your consulting period under the Consulting Agreement, whichever occurs sooner. You agree that immediately after you have ceased providing any services to Company (or earlier if so requested by the Company), you will return to Company all property that belongs to Company, including without limitation, Company’s laptop computer, copies of documents that belong to Company and files stored on your computer(s) that contain information belonging to Company.

7.	The following are the terms of the general release of claims that you accept as part of this Release Agreement:

(a) In consideration of the Separation Benefits that you are receiving as provided in paragraph 3 above, and on behalf of yourself and your heirs, executors, administrators, successors, and assigns, you hereby waive, release, and hold harmless Company, its respective parents, subsidiaries, divisions, units, related companies, each and every past and present member, shareholder, investor, associate, affiliate, predecessor, successor and related entities, and all of their current or former agents, officers, directors, partners, representatives, attorneys, contractors, insurance companies, administrators, successors, assigns, current and former employees, plan administrators, insurers, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, and each of them (“Released Parties”), from any and all claims, rights, debts, liabilities, demands, causes of action, obligations, and damages, known or unknown, suspected or unsuspected, arising as of or prior to the date of your signature to this Release Agreement, under federal, state, local, or common law (the “Released Claims”), including but not limited to claims in any way related to your employment with the Released Parties, or the termination of your employment. The laws under which the Released Claims may arise include, but are not limited to, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, as amended, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the California Labor Code, the California Business and Professions Code, all California Wage Orders, the California Fair Employment and Housing Act, the California Family Rights Act, and/or the laws prohibiting discrimination, harassment, and/or retaliation in any state in which you are employed, and any and all federal, state, and local employment laws, as well as any and all common law tort or contract theories under state federal or local laws. The Released Claims also include claims of discrimination or retaliation on the basis of workers’ compensation status, but do not include workers’ compensation claims. Nothing in this Release Agreement shall be construed to affect the Equal Employment Opportunity Commission’s (the “Commission”) or any state agency’s independent right and responsibility to enforce the law, nor does this Release Agreement affect your right to file a charge or participate in an investigation or proceeding conducted by either the Commission or any such state agency, although this Release Agreement does bar any claim that you might have to receive monetary damages in connection with any Commission or state agency proceeding concerning matters covered by this Release Agreement. Execution of this Release Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release Agreement, any claim to indemnity under section 2802 of the California Labor Code, or any other claim that by law may not be released.

(b) You acknowledge that you have been advised by legal counsel that you are by this Release Agreement waiving claims pursuant to California Civil Code Section 1542 or the laws of other states similar hereto, and you expressly waive such rights as quoted below:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You hereby expressly waive any rights you may have under any other statute or common law principles of similar effect.

(c) You acknowledge and understand that the release of claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. Section 621-634, is subject to special waiver protections under 29 U.S.C. Section 626(f). In accordance with that section, you specifically agree that you are knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. In particular you acknowledge that you understand that:

(i)	you are not waiving any claims for age discrimination under the ADEA that may arise after the date you sign this Release Agreement and you are not waiving vested benefits, if any;

(ii)	you are waiving rights or claims for age discrimination under the ADEA in exchange for payment described in paragraph 3 above, which is in addition to anything of value to which you are already entitled;

(iii)	you are advised to consult with and have had an opportunity to consult with an attorney before signing this Release Agreement.

8.	You acknowledge and agree that (a) you possess secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of Company and (b) you signed as a condition of your employment with the Company, and that you continue to be bound by, the Nondisclosure and Assignment of Inventions agreement, entered into by and between Company and you as of September 2, 2010, which survives your separation from Company, and which obligates you to keep confidential all proprietary information of Company. You agree that the Company would be severely damaged if you used or disclosed this information.

9.	You agree that payment of the Separation Benefits described in paragraph 3 is a benefit that Company is not required to provide to you apart from the provisions of this Release Agreement.

10.

Without in any way limiting your obligations set forth in the Nondisclosure and Assignment of Inventions Agreement, the Consulting Agreement, the Scientific Advisory Board Consulting Agreement, the December 23, 2010 Restricted Stock Repurchase Agreement, and the December 23, 2010 Secured Promissory Note, this Release Agreement sets forth the entire agreement between you and Company regarding its subject matter and supersedes all other written or oral promises or representations about its subject matter. This Release Agreement may not be modified except by a writing signed by both you and an officer of Company. You understand and agree that this Release Agreement shall not be construed at any time or for any purpose as an admission of any liability or wrongdoing by Company.

11.	You agree that the terms of this Release Agreement are a private matter that will not be divulged to others except to your attorneys, tax, financial, or outplacement advisors, or immediate family members, who in turn shall not divulge its contents. If you breach this confidentiality clause, Company shall be entitled to recover appropriate and provable damages in a competent legal forum.

12.	This Release Agreement shall be governed by the statutes and common law of the State of California.

13.	If any provision of this Release Agreement or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Release Agreement and such provision as applied to other person, places, and circumstances shall remain in full force and effect.

14.	You agree not to disparage the Release Parties in any manner likely to be harmful to Company or to any Released Party’s business or personal reputation.

15.	You warrant that you have not filed any lawsuits or administrative claims against any Released Party prior to signing this Release Agreement.

16.	This Release Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns.

BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ THIS RELEASE AGREEMENT, UNDERSTAND ITS TERMS AND EFFECT, AND AGREE TO IT VOLUNTARILY.

ACCEPTED AND AGREED TO:

Date:	9/30/2014	Signature:	/s/ Henry B. Lowman

		Print Name:	Henry Lowman

Appendix A

CytomX Therapeutics, Inc.

Shareholder Report

As of 09/30/2014

Holder Name Contains Lowman

SSN/Tax ID = Excluded

Holder Details	Class of Stock	Certificate No.	No. of Shares	Effective Date	Issue Reason	Issue Price per Share	Shares Vested	Vesting Name	Vesting Start Date	Date Fully Vested	Legend	Notes
Lowman, Henry B.	COMMON	CS-32-1	4,167	12/23/10	NSO Exercise	$0.0180	0		02/05/10
	COMMON	CS-32-2	12,644	12/23/10	NSO Exercise	$0.0180	0		02/05/10
	COMMON	CS-32-3	4,002,479	12/23/10	ISO Exercise	$0.0180	0		09/22/10
	COMMON	CS-60	8,333	06/20/13	NSO Exercise	$0.0180	0		02/05/10			Option exercised on 6/20/2013 but stock certificate not prepared until 4/1/2014.
	COMMON	CS-61	25,286	06/20/13	NSO Exercise	$0.0180	0		02/05/10			Option exercised on 6/20/2013 but stock certificate not prepared until 4/1/2014.
	COMMON	CS-62	2,001,239	06/20/13	ISO Exercise	$0.0180	0		05/03/11			Option exercised on 6/20/2013 but stock certificate not prepared until 4/1/2014.
	COMMON	CS-63	833,850	06/20/13	ISO Exercise	$0.0180	0		09/14/11			Option exercised on 6/20/2013 but stock certificate not prepared until 4/1/2014.

	Subtotal		6,887,998	[10.97%]			0

Total Outstanding Shares of COMMON			6,887,998				0
GRAND TOTAL			6,887,998				0
Total No. of Shareholders	1

Legends Key

CytomX Therapeutics, Inc.

Personnel Summary

As of 09/30/2014

Holder Name Contains lowman

SSN/Tax ID = Excluded

Holder Details	Plan Name/ Grant Type	Grant No.	Grant Date	No. of Shares Granted	Exercise Price per Share	Vesting Start Date/Key	Early Exercise	Shares Vested	Shares Unvested	Shares Exercised	Shares Subject to Repurchase	Shares Canceled	Shares Outstanding	Shares Outstanding Exercisable	Date Fully Vested
Lowman, Henry B.
	2010 SIP ISO	10-039	12/02/2010	4,002,479	$0.0180	09/22/2010 A	Y	4,002,479	0	4,002,479	0	0	0	0	09/22/2014
	2010 SIP ISO	10-055	05/03/2011	4,002,479	$0.0180	05/03/2011 A	N	3,335,399	667,080	2,001,239	0	0	2,001,240	1,334,160	05/03/2015
	2010 SIP ISO	10-060	09/21/2011	2,001,240	$0.0180	09/14/2011 A	N	1,500,930	500,310	833,850	0	0	1,167,390	667,080	09/14/2014
	2010 SIP NSO	10-024	09/22/2010	45,517	$0.0180	02/05/2010 C*	N	45,517	0	37,930	0	0	7,587	7,587	02/05/2013
	2010 SIP NSO	10-023	09/22/2010	15,000	$0.0180	02/05/2010 C*	N	15,000	0	12,500	0	0	2,500	2,500	02/05/2013
	2010 SIP ISO	10-080	02/26/2013	5,172,210	$0.0150	02/26/2013 G	N	2,155,087	3,017,123	0	0	0	5,172,210	2,155,087	01/31/2017

Total No. of Options				15,238,925

Total No. of SPRs				0				11,054,412	4,184,513	6,887,998	0	0	8,350,927	4,166,414

Subtotal				15,238,925

GRAND TOTAL				15,238,925				11,054,412	4,184,513	6,887,998	0	0	8,350,927	4,166,414
Total No. of Optionholders:

Vesting Schedule Key
A	25% @ 1yr, 1/48th monthly (2010 SIP)
C*	Customized
G	1/48th per month on last day (2011 SIP)

Footnote(s):

The Exercise Price(s) Per Share in this report have been rounded to 4 decimal places for display purposes, although the actual price may be up to 15 decimal places as indicated on the individual security screen.

EXHIBIT A

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of October 1, 2014 by and between CytomX Therapeutics, Inc., a Delaware corporation (the “Company”) and Henry Lowman, Ph.D., an individual (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, based upon the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

I. Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

II. Confidentiality.

A. Definition. “Confidential Information” means any and all trade secrets, knowledge, data and other information owned, held or known by the Company or any entity that now or hereafter is directly or indirectly controlled by, or in control of, or commonly controlled with the Company (an “Affiliate”) and relating to products, potential products, contracts, and specifications, processes, know-how, designs, formulas, data, inventions, customer lists, business plans, marketing plans and strategies, pricing strategies and other subject matter pertaining to any research, business or planned or contemplated business of the Company, any Affiliate of the Company or any customer of the Company or other party that heretofore has or hereafter may contract with the Company for the performance of services or delivery of products. Confidential information shall include such information as is currently owned, held or known by the Company, and such other information as the Company may develop or receive in the future through the Consultant’s efforts or otherwise.

B. Nonuse and Nondisclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information, including, but not limited to, having each of Consultant’s employees and contractors, if any, with access to any Confidential Information. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company. Consultant acknowledges that it possesses secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of Company and that Consultant signed the Nondisclosure and Assignment of Inventions Agreement on September 2, 2010 which survives Consultant’s separation from Company, and which obligates Consultant to keep confidential all proprietary information of Company. Consultant agrees that Company would be severely damaged if Consultant used of disclosed Confidential Information.

C. Former Client Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

D. Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

E. Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control.

III. Ownership.

A. Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement that relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with or that Consultant may become associated with in work, investigation or experimentation in the Company’s line of business in performing the Services under this Agreement (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents or other intellectual property rights relating to all Inventions.

B. Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions and any copyrights, patents or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

C. Pre-Existing Materials. Subject to Section 3.A, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

D. Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright registrations with the same legal force and effect as if executed by Consultant.

IV. Conflicting Obligations.

A. Conflicts. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant’s violation of this Section 4.A will be considered a material breach under Section 6.

B. Substantially Similar Designs. In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without Company’s prior written approval, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement and for a period of 24 months after the termination of this Agreement. Consultant acknowledges that the obligations in this Section 4 are ancillary to Consultant’s nondisclosure obligations under Section 2.

V. Reports.

Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.

VI. Term and Termination.

A. Term. The term of this Agreement will begin on October 1, 2014 and will continue until December 31, 2014.

B. Survival. Upon the termination of this Agreement on December 31, 2014, all rights and duties of the Company and Consultant toward each other shall cease except:

1. The Company will pay, within 30 days after December 31, 2014, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement; and

2. Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 7 (Independent Contractor; Benefits), Section 8 (Indemnification), Section 9 (Nonsolicitation) and Section 10 (Arbitration and Equitable Relief) will survive termination of this Agreement.

VII. Independent Contractor; Benefits.

A. Independent Contractor. It is the express intention of the Company and Consultant that Consultant performs the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B. Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company, other than as specified by the Separation and Release Agreement (i.e., if Consultant timely elects to continue health care coverage under COBRA and submits for reimbursement to the Company monthly COBRA premiums actually paid through December 31, 2014). If Consultant is reclassified by a state or federal agency or court as Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

VIII. Indemnification. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

IX. Nonsolicitation. From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit, hire or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Consultant will not, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant’s engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates.

X. Arbitration and Equitable Relief.

A. Arbitration. The Consultant and the Company agree that if any dispute arises regarding this agreement or the terms and conditions of the consultancy with the Company, and that dispute is not resolved within ten (10) days of the date on which either party delivers to the other party a written notice invoking the arbitration provisions of this paragraph, then to the extent permitted by applicable law, such dispute shall be resolved by final and binding arbitration in San Francisco, California, pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-14, or if that Act is held to be inapplicable for any reason, the California Arbitration Act, California Civil Procedure Code §§ 1280 et seq. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. The decision of the arbitrator shall be final and binding on the parties, and judgment thereon may be entered in a court of competent jurisdiction. The parties acknowledge and agree that they are each waiving their rights to a jury trial in favor of having their disputes resolved by final and binding arbitration. The disputes that the parties agree to submit to final and binding arbitration include but are not limited to any statutory claims under any state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Business and Professions Code and the California Labor Code, as well as any common law claims of harassment, discrimination, wrongful termination, retaliation, fraud, negligent misrepresentation, breach of contract and any statutory or common law claims for unpaid wages, commissions, bonus or other compensation. Notwithstanding anything to contrary herein, either party may seek a temporary restraining order, preliminary injunction or other provisional injunctive or declaratory relief in any court of competent jurisdiction at any time to ensure that the relief sought in arbitration is not rendered ineffectual by any interim harm.

B. Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Consultant is waiving its right to a jury trial. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

XI. Miscellaneous.

A. Governing Law. This Agreement shall be governed by and construed in accordance with California law.

B. Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement.

C. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section 11.E.

(1) If to the Company, to:

CytomX Therapeutics, Inc.

Attention: Sean McCarthy

343 Oyster Point Blvd. #100

South San Francisco, CA 94080

With a copy to:

Sidley Austin LLP

Attention: Sam Zucker

1001 Page Mill Road, Building 1

Palo Alto, CA 94304

(2) If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

F. Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

G. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT		CytomX Therapeutics, Inc.

By:	/s/ Henry B. Lowman, Ph.D.	By:	/s/ Sean McCarthy

Name:	Henry Lowman	Name:	Sean McCarthy

Title:	Consulting Chief Scientific Officer	Title:	CEO

Address for Notice:

PO Box 2556

400 San Juan Ave.

El Granada, CA 94018-2556

EXHIBIT A

Services and Compensation

1.	Contact. Consultant’s principal Company contact:

Sean McCarthy, Chief Executive Officer

2.	Services. The Services shall include, but are not limited to, the following: duties related to the transition of work.

3.	Date Services to Begin. October 1, 2014

4.	Date Services to End. December 31, 2014

5.	Compensation.

a)	The Company will pay Consultant $25,008.33 per month during the term of this Agreement.

b)	The Company will reimburse Consultant for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement, if Consultant receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.

c)	At the end of the term of this Consulting Agreement, Consultant shall submit to the Company a written invoice for Services and expenses, and such statement shall be subject to the approval of the contact person listed above or other designated agent of the Company.

EXHIBIT B

SCIENTIFIC ADVISORY BOARD CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into by and between CYTOMX THERAPEUTICS, INC., a Delaware corporation, with an address at 343 Oyster Point Blvd., Suite 100, South San Francisco, CA 94080-1913, (“Company”) and Henry B. Lowman, Ph.D. at 400 San Juan Ave., P.O. Box 2556, El Granada, CA 94018-2556 (“Consultant”), effective as of January 5, 2015.

RECITALS

WHEREAS, Consultant has skills and knowledge in the Company’s field of endeavor and thus is well suited to advise the Company; and

WHEREAS, the Company desires that Consultant advise and consult with the Company in Consultant’s area of expertise and on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual obligations specified in this Agreement, the parties agree to the following:

1. CONSULTING SERVICES. Consultant shall provide consulting services to the Company generally in the specialized field identified in Exhibit A (such field, the “Field”, and such services the “Services”). The specific nature and amount of the consulting services to be performed by Consultant hereunder within the Field shall be as described generally in Exhibit A and in accordance with the Company’s more specific instructions. Exhibit A lists Consultant’s main contact person for the Services, and this person will be the primary source of Company’s more specific instructions regarding the Services. Consultant will perform the Services in strict accordance with Exhibit A and the Company’s other direction, using Consultant’s highest degree of professional skill and expertise.

Consultant shall render the Services at such times and in such quantities as are set forth in Exhibit A. Consultant shall perform the Services at the Company’s principal place of business, another Company location, or at other places set forth in Exhibit A. Consultant also agrees to perform a reasonable amount of informal consultation with the Company over the telephone or otherwise.

If Consultant is not a natural person, then Consultant shall perform the Services hereunder by the activities of its personnel listed in Exhibit A. Each person performing the Services hereunder must agree in writing before beginning work on the Services to be legally bound to the terms of this Agreement as applicable to her or him, including Sections 4, 5, 6 and 7. (If Consultant is not a natural person and requests a form of agreement to aid in its compliance with this paragraph, Company will gladly provide one.)

2. COMPENSATION. Company shall compensate Consultant in accordance with Exhibit A for Services actually provided by Consultant in accordance with this Agreement.

3. AMENDMENTS TO EXHIBIT A. Exhibit A sets forth the specifics of the Field, the Services, the location of the Services and compensation for the Services as of the Effective Date. Exhibit A may only be amended by a writing signed by an authorized representative of each party (in the case of the Company, a person having a seniority level of Vice President or higher).

4. INDEPENDENT CONTRACTOR STATUS. It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of the Company, and is not authorized to act on behalf of the Company. Consultant agrees not to hold himself or herself out as, or give any person any reason to believe that he or she is an employee, agent, joint venturer or partner of the Company. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to Consultant for taxes or insurance (except to the extent the Company is required by law to do so). All payroll and employment taxes, insurance, and benefits shall be the sole responsibility of Consultant. Consultant retains the right to provide services for others during the term of this Agreement and is not required to devote his or her services exclusively for the Company. This Section applies equally to Consultant’s personnel performing hereunder.

5. NO SOLICITATION. During the term of this Agreement and for three (3) years after its termination, Consultant (and its personnel performing hereunder) will not personally or through others recruit, solicit or induce any employee of the Company to terminate his or her employment with the Company.

6. MAINTAINING CONFIDENTIAL INFORMATION.

6.1 Company Information. During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive or otherwise be exposed to confidential and proprietary information relating to the Company’s technology, know-how, data, inventions, developments, plans, business practices, and strategies, and those of the Company’s collaborators and business associates. Such confidential and proprietary information of the Company (collectively referred to as “Information”) may include but not be limited to: (i) information supplied to Consultant with the legend “Confidential” or equivalent; (ii) the Company’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, customer lists and business plans; (iii) the Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, manufacturing processes, assays, data (including without limitation preclinical, clinical and manufacturing data), software, trade secrets, processes, compounds, product, candidates, products, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), vectors, viruses, assays, plasmids, formulas, methods, protocols, clinical trial designs and product know-how and show-how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this Agreement; (v) information of third parties as to which the Company has an obligation of confidentiality; and (vi) information regarding the Consulting Inventions (defined in Section 7.1).

Consultant acknowledges the confidential and secret character of the Information and agrees that the Information (with the exception of information in category (v)) is the sole, exclusive and extremely valuable property of the Company. Accordingly, Consultant shall not reproduce any of the Information without the applicable prior written consent of the Company, use the Information except in the performance of this Agreement, nor disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, Consultant agrees to cease using and to return to the Company all whole and partial copies of the Information.

Consultant shall not remove from the premises of Company or otherwise transfer to any third party any materials to which Company provides Consultant access, unless Consultant has express advance written consent from Company.

6.2 Employer Information. Consultant agrees that she, he or it will not, during her or his engagement with the Company, improperly use or disclose any proprietary information or trade secrets of her or his former or current employers or companies with which she or he has or has had a consulting or other relationship, if any, and that she or he will not bring onto the premises of the Company any unpublished documents or any property belonging to her or his former or concurrent employers or companies (or that of Consultant’s personnel performing hereunder) unless consented to in writing by said employers or companies, other than Background Technology in accordance with Section 7 .3.

6.3 Third Party Information. Consultant recognizes that the Company has received and in the future will receive from third patties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees that he, she or it owes the Company and such third parties, both during the term of her or his engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third patty) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third patty).

7. INVENTIONS.

7.1 Disclosure of Inventions. Consultant shall promptly and fully disclose to the Company any and all ideas, improvements, inventions, know-how, techniques and works of authorship learned, conceived or developed by Consultant pursuant to her, his or its performance of the Services for the Company and/or using the Information (whether such use of Information occurs during or after the term of this Agreement (and without implying any right to use the Information outside of performing the Services)) (all of the foregoing, together with all intellectual property rights therein (including without limitation patent applications and patents), the “Consulting Inventions”). All inventions by Consultant during the term of the Services or within one (1) year thereafter and having utility in the field of protease-activated biologics shall be presumed to have been made using the Information unless Consultant is able to show conclusively that they were not. Consultant shall keep and maintain adequate and current records (in the form of notes, sketches, drawings, laboratory notebooks or any other form that may be required by the Company) of all work performed relating to the Services, including all proprietary information developed relating thereto. Such records shall be available to and remain the sole property of the Company at all times.

7.2 Inventions Assigned to the Company. Consultant agrees that any and all Consulting Inventions shall be the sole and exclusive property of the Company. Accordingly, Consultant hereby assigns to the Company all her, his or its right, title and interest in and to the Consulting Inventions, and agrees to execute and deliver (during and after the term of this Agreement and for no additional consideration) all documents and take all reasonable, lawful actions to assist the Company to evidence or record such assignment or perfect, defend or enforce the Consulting Inventions. Consultant shall do so both during and after the term of this Agreement, for no additional consideration beyond the payments from Company to Consultant for the Services during the term of this Agreement. Further, if Company is unable, after making reasonable inquiry, to obtain Consultant’s signature on any such documents, Consultant hereby appoints Company as Consultant’s attorney-in-fact to execute and deliver such documents. Consultant explicitly. acknowledges and agrees that all works of authorship contained in the Consulting Inventions are “works for hire” under the copyright laws of the United States, and that the Company shall own the copyright in all such works of authorship.

7.3 Background Technology. Consultant shall specifically describe and identify in Exhibit B any and all technology (including without limitation information, materials and patent rights) that (i) Consultant may use in performing the Services; (ii) is owned by Consultant free of encumbrances or licensed to Consultant with the right to sublicense the Company; and (iii) is in existence prior to the Effective Date (the “Background Technology”). Consultant hereby grants to Company a non-exclusive, royalty-free and worldwide right to use and sublicense the use of any Background Technology for the purpose of developing and marketing Company products and programs, but not for the purpose of marketing the Background Technology separately from these products and programs.

7.4 Obligation to Keep the Company Informed. During the term of this Agreement, and for one (1) year after its termination for any reason, Consultant will promptly disclose to the Company fully and in writing all patent applications filed by her, him or it, or on her, his or its behalf.

7.5 Personnel. If Consultant is not a natural person, then its personnel performing hereunder must agree in writing to all of Section 7.

8. TERMINATION. The Company may terminate this Agreement at any time with or without cause by giving Consultant thirty (30) days written notice unless Exhibit A provides otherwise. Consultant may likewise terminate this Agreement with thirty (30) days written notice. If this Agreement terminates, Consultant shall cease work immediately after giving or receiving such notice or termination, unless otherwise advised by the Company, shall return to the Company all Information, Consulting Inventions, and other materials belonging to the Company, and shall notify the Company of costs incurred up to the termination date. Sections 6- 14 of this Agreement shall survive any termination of this Agreement. Unless earlier terminated as provided herein, this Agreement shall expire one year after the Effective Date.

9. COMPLIANCE WITH APPLICABLE LAWS. Consultant warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign taws and regulations.

10. ASSIGNMENT; BENEFIT. This Agreement is for the personal services of Consultant (or one or more of its personnel) and may not be assigned by her, him or it. Consultant may not delegate any of his, her or its duties under this Agreement nor shall it be assignable by Consultant by operation of law, without the prior written consent of the Company. This Agreement may be assigned at any time by the Company in its discretion, provided that Consultant would not be required to perform personal services for any entity not (a) affiliated with the Company or (b) that has merged with or acquired all or substantially all of its assets to which the Services relate. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

11. LEGAL AND EQUITABLE REMEDIES. Consultant hereby acknowledges and agrees that if Consultant breaches this Agreement, including, without limitation, by the actual or threatened disclosure of Information or Consulting Inventions without the prior express written consent of the Company, the Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that the Company shall be entitled to specific performance of Consultant’s obligations under this Agreement, as welt as such further relief as may be granted by a court of competent jurisdiction.

12. GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed according to the laws of California, without giving effect to its conflict of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect. Any disputes arising under this Agreement shall be resolved by trial to a judge as the finder of fact seated in a court of competent subject matter jurisdiction in San Mateo County, California. Each party hereby consents to, and waives any defenses that party may have to or conflicting with, the personal jurisdiction and venue of all such courts or relating to trial to a judge (including without limitation the defense of forum non conveniens).

13. COMPLETE UNDERSTANDING; MODIFICATION. This Agreement constitutes the final, exclusive and complete understanding and agreement of the Company and Consultant with respect to the subject matter hereof. There are no other understandings, agreements, representations or warranties between the parties with respect to that subject matter other than those set forth in this Agreement. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by a Company officer.

14. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing. Either party may update its notice address by written notice to the other party.

If to the Company:	If to the Consultant:

CYTOMX THERAPEUTICS, INC.	Henry B. Lowman, Ph.D.
343 Oyster Point Blvd., Suite 100	400 San Juan Ave., P.O. Box 2556
South San Francisco, CA 94080-1913	El Granada, CA 94018-2556

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CYTOMX THERAPEUTICS, INC.		CONSULTANT

SIGNED	/s/ Sean McCarthy	SIGNED	/s/ Henry B. Lowman, Ph.D.
TO HAVE EFFECT AS OF THE EFFECTIVE DATE (RETROACTIVELY, IF SIGNED LATER THAN THE EFFECTIVE DATE).		TO HAVE EFFECT AS OF THE EFFECTIVE DATE (RETROACTIVELY, IF SIGNED LATER THAN THE EFFECTIVE DATE).

EXHIBIT A

FIELD, WORK PLAN, COMPENSATION

Field: Protease Activated Biologics

Work Plan:

Main contact for Consultant will be Sean McCarthy, CEO, until and unless the Company notifies Consultant in writing of a different main contact.

Compensation:

Consultant will receive an option grant of 1,000,000 shares of common stock of the Company. Monthly vesting of this grant begins January 5, 2015 and is subject to the company’s standard 4-year term.

Consultant will receive annual payments of $10,000 which will be payable as $2500 per quarter. This is intended to cover Scientific Advisory Board (SAB) and Translational Advisory Board (TAB) meetings and other ad hoc discussions.

The Company shall reimburse consultant for reasonable out of pocket expenses incurred during performance of the Services.

Any additional expenses incurred by Consultant that are charged to CytomX require Company’s advance notice and written consent.

Consultant will invoice Company for such amounts no sooner than completion of the applicable task or event, and such invoices shall be payable within fifteen (15) days after receipt by Company.

EXHIBIT B

BACKGROUND TECHNOLOGY

If no Background Technology then include the following:

“No background technology.	/s/ HB	initials Consultant
initials Company